Exhibit 10.1

May 1, 2018

John McCallion

Executive Vice President and Chief Financial Officer and Treasurer

Dear John:

MetLife, Inc. (MetLife) recognizes and appreciates your prior service outside the United States as chief financial officer for Europe, the Middle East, and Africa (EMEA). We recognize that such an overseas assignment causes multi-jurisdiction tax complexity that persists for several years after you return to the U.S. As a result, MetLife is willing to cause a MetLife company to provide you with reasonable tax return preparation support services, using a firm chosen by MetLife, for (a) your tax returns in applicable jurisdictions for any of your tax years ending between July 1, 2016 and December 31, 2017, inclusive; and (b) your tax returns in applicable jurisdictions for any of your tax years ending between January 1, 2018 and December 31, 2018, inclusive, to the extent MetLife, or the tax preparation firm chosen by MetLife, determines that your return(s) for such year(s) involve U.S. (or U.S. local jurisdiction) Foreign Tax Credits and/or a Claim of Right due to MetLife or similar items.

The arrangement shall continue until the earliest of (a) the date your employment with all MetLife companies is terminated for any reason, (b) the date you file all tax returns covered by this agreement, and (c) the date your latest tax return covered by this agreement is due to filed with the taxing authority, including any tax return filing extensions.

Neither this letter, nor the Arrangement described in this letter is a guarantee of employment for any specific period of time. This letter is the entire agreement between you and MetLife regarding the matters described herein, supersedes any prior written or oral agreement or promises by any MetLife company, and cannot be amended except by a written document signed by you and an officer of MetLife with authorization or approval of the MetLife Compensation Committee and Board of Directors if MetLife determines necessary. This letter has been authorized by the MetLife Compensation Committee and Board of Directors.

Please sign below to agree to these terms and return an original to me at your earliest convenience.

Sincerely yours,

MetLife, Inc.

By:	/s/ Susan Podlogar
Susan Podlogar
Executive Vice President and Chief Human Resources Officer

Accepted & Agreed:

/s/ John McCallion
John McCallion

Date:	May 4, 2018